Exhibit 14.1




INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of MUNICIPAL SECURITIES INCOME TRUST and Shareholders of FEDERATED NEW YORK MUNICIPAL INCOME FUND:


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to this Registration Statement on Form N-14 of Federated New York Municipal Income Fund (a portfolio of the Municipal Securities Income Trust) of our report dated October 11, 1996, appearing in the Annual Report of Federated New York Municipal Income Fund for the year ended August 31, 1996, included in the Prospectus of Federated New York Municipal Income Fund for the year ended August 31, 1996, dated October 31, 1996, and to the references to us within this Registration Statement.



BY:/s/ DELOITTE & TOUCHE
Deloitte & Touche

Pittsburgh, Pennsylvania
June 4, 1997